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Allied Capital Corporation and Subsidiaries
Exhibit 11 Computation of Earnings Per Common Share
Form 10-Q
March 31, 1995

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                                                            For the Three Months Ended
                                                                    March 31,
                                                           ---------------------------
                                                              1995             1994
                                                           ----------       ----------
Primary Earnings Per Common Share:

   Net Increase in Net Assets Resulting
        from Operations. . . . . . . . . . . . . . . . .   $2,134,000       $  752,000
   Less:  Dividends for Preferred Stock. . . . . . . . .      (55,000)         (55,000)
                                                           ----------       ----------
   Net Increase in Net Assets Resulting
        from Operations Available to
        Common Shareholders. . . . . . . . . . . . . . .   $2,079,000       $  697,000
                                                           ----------       ----------
                                                           ----------       ----------
   Weighted average number of common
        shares outstanding . . . . . . . . . . . . . . .    6,152,817        6,118,680
   Weighted average number of common
        shares issuable on exercise
        of outstanding stock options . . . . . . . . . .          876           37,078
                                                           ----------       ----------
   Weighted average number of common shares
        and common share equivalents outstanding . . . .    6,153,693        6,155,758
                                                           ----------       ----------
                                                           ----------       ----------
   Earnings per Common Share . . . . . . . . . . . . . .   $     0.34       $     0.11
                                                           ----------       ----------
                                                           ----------       ----------
Fully Diluted Earnings Per Common Share:

   Net Increase in Net Assets Resulting
        from Operations. . . . . . . . . . . . . . . . .   $2,134,000       $  752,000
   Less:  Dividends for Preferred Stock. . . . . . . . .      (55,000)         (55,000)
                                                           ----------       ----------
   Net Increase in Net Assets Resulting
        from Operations Available to
        Common Shareholders. . . . . . . . . . . . . . .   $2,079,000       $  697,000
                                                           ----------       ----------
                                                           ----------       ----------
   Weighted average number of common
        shares and common share equivalents
        outstanding as computed for
        primary earnings per share . . . . . . . . . . .    6,153,693        6,155,758
   Weighted average of additional
        shares issuable on exercise
        of outstanding stock options . . . . . . . . . .       -                -
                                                           ----------       ----------
   Weighted average number of common
        shares and common share equivalents
        outstanding, as adjusted . . . . . . . . . . . .    6,153,693        6,155,758
                                                           ----------       ----------
   Earnings per Common Share . . . . . . . . . . . . . .   $     0.34       $     0.11
                                                           ----------       ----------
                                                           ----------       ----------
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